UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2019

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 588-1960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 25, 2019, Mr. John H. Johnson notified AVEO Pharmaceuticals, Inc. (the “Company”) that he would resign as a director of the Company and would no longer serve on its Board of Directors (the “Board”) in conjunction with his acceptance of a position as chief executive officer outside the Company. Mr. Johnson’s resignation became effective February 27, 2019. Mr. Johnson will remain an advisor to the Company.

(d)

On February 26, 2019, the Board, following the recommendation of the Nominating and Corporate Governance Committee, elected Mr. Gregory T. Mayes as a member of the Board to fill the vacancy created by Mr. Johnson’s resignation, effective February 27, 2019. In accordance with the Company’s Second Amended and Restated By-Laws, Mr. Mayes will serve as a director until the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Mr. Mayes was also appointed to serve on the Company’s Compensation and Nominating and Corporate Governance Committees. The Board has determined that Mr. Mayes is “independent” as contemplated by The Nasdaq Stock Market and other governing laws and applicable regulations, including Rule 10C-1 under the Securities Exchange Act of 1934, as amended.

Mr. Mayes is the president, chief executive officer and founder of Engage Therapeutics, Inc. and currently serves on the board of directors of OncoSec Medical Incorporated. Mr. Mayes also previously served as chief operating officer and on the board of directors of Advaxis, Inc. and as president and general counsel and as a member of the board of directors of Unigene Laboratories, Inc. Prior to these roles, he served as general counsel and chief compliance officer of ImClone Systems Corporation and senior counsel of AstraZeneca Pharmaceuticals, LP.

There are no arrangements or understandings between Mr. Mayes and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Mayes has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended. Mr. Mayes will receive compensation for his service as a non-employee director in accordance with the Company’s director compensation policy, including the award of a one-time nonqualified stock option under the Company’s Second Amended and Restated 2010 Stock Incentive Plan (the “Plan”) to purchase 100,000 shares of the Company’s common stock (“Common Stock”) at an exercise price of $0.61 per share, which was equal to the closing price of Common Stock on The Nasdaq Capital Market on the effective date of Mr. Mayes’s election. This option vests in 36 equal monthly installments commencing with the first day of the month following the date of grant, subject to the director’s continued service on the Board.

During his service as a non-employee director, Mr. Mayes is also entitled, after he has served for at least six months, to an additional annual award, following re-election at each annual meeting of stockholders, of a nonqualified stock option (an “Annual Director Option”) under and pursuant to the Plan to purchase shares of Common Stock having an exercise price per share equal to the then-fair market value of the Common Stock. The Annual Director Option vests in twelve equal monthly installments commencing on the first day of the month following the date of grant, subject to Mr. Mayes’ continued service on the Board. Mr. Mayes is not eligible to receive an Annual Director Option following the 2019 Annual Meeting, as he will not have served as a director for at least six months prior to the date of the 2019 Annual Meeting. Mr. Mayes will also receive cash fees for services as a Board member pursuant to the Company’s director compensation policy, as updated from time to time by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: March 1, 2019	By:	/s/ Michael Bailey
Michael Bailey President and Chief Executive Officer